Exhibit 99.1

July 25, 2017
First Busey Announces 2017 Second Quarter Earnings Champaign, IL — (Nasdaq: BUSE) Message from our President & CEO

Positive advances in the quarter ending June 30, 2017 from the comparable quarter of the prior year:

Net income available to common stockholders of $16.5 million, up 33.1%

Total net interest income of $42.4 million, up 11.6%

Average portfolio loans of $3.892 billion, up 15.3%

Average non-interest bearing deposits of $1.092 billion, up 15.8%

Diluted earnings per common share of $0.43, up 22.9%

Other significant highlights:

First Community acquisition completed July 2, 2017

Completion of a successful senior and subordinated debt offering May 2017

Awarded Best Places to Work in Illinois and Florida

Best Banks to Work For by American Banker Magazine

First Busey Corporation’s (the “Company”) net income for the second quarter of 2017 was $16.5 million, or $0.43 per diluted common share.  The Company reported net income of $15.2 million or $0.39 per diluted common share for the first quarter of 2017 and net income of $12.4 million or $0.35 per diluted common share for the second quarter of 2016.

The Company’s year-to-date net income through June 30, 2017 was $31.6 million, or $0.82 per diluted common share, compared to net income of $22.8 million or $0.71 per diluted common share, for the comparable period of 2016.  Year-to-date net income through June 30, 2017 increased 38.7% over the comparable period of 2016. The results benefitted from the acquisition of Pulaski Financial Corp. (“Pulaski”), headquartered in St. Louis, Missouri, and the operations of its subsidiary, Pulaski Bank, National Association (“Pulaski Bank”), since the closing of the transaction on April 30, 2016.

On July 2, 2017, the Company completed its acquisition of First Community Financial Partners, Inc. (“First Community”), headquartered in Joliet, Illinois, under which each share of First Community common stock issued and outstanding was converted into 0.396 shares of the Company’s common stock and $1.35 cash consideration per share.  Financial results for First Community Financial Bank, First Community’s bank subsidiary, will be incorporated into First Busey’s consolidated reports beginning in the third quarter of 2017 following the effective date of the acquisition.  It is anticipated that First Community Financial Bank will be merged with and into First Busey’s bank subsidiary, Busey Bank, in the fourth quarter of 2017.  The merger with First Community allows us to significantly expand our geographic presence into the attractive southwest suburbs of Chicago.  Please reference the Company’s Registration Statement on Form S-4, which includes a proxy statement/prospectus, filed on April 18, 2017 for additional information regarding our acquisition of First Community.

First Busey announced the signing of a definitive agreement to acquire Mid Illinois Bancorp, Inc. (“Mid Illinois”), the holding company for South Side Trust & Savings Bank of Peoria (“South Side Bank”), in the first quarter of 2017.  The acquisition is intended to enhance the Company’s existing deposit, commercial banking and trust and investment presence in the greater Peoria area. The merger is anticipated to close in the fourth quarter 2017, subject to customary closing conditions, including required approvals.  It is anticipated that South Side Bank will be merged with and into Busey Bank in the first quarter of 2018.  Please reference the Company’s Registration Statement on Form S-4, which includes a proxy statement/prospectus, filed on July 7, 2017, which will be amended, for additional information regarding our pending acquisition of Mid Illinois.

During the second quarter of 2017, the Company incurred $0.3 million of pre-tax expenses related to acquisitions compared to $2.0 million in the second quarter of 2016, which primarily consisted of legal, professional, and data processing expenses.  During the six months ended June 30, 2017, the Company incurred $1.1 million of pre-tax acquisition related costs compared to $2.3 million in the same period of 2016.  Additional notable pre-tax items incurred by the Company during the first six months of 2017 included $0.2 million of restructuring costs.  Excluding these items, the Company’s operating earnings(1) for the second quarter of 2017 would have been $16.7 million, or $0.43 per diluted common share and $32.5 million or $0.84 per diluted common share for the year-to-date net income through June 30, 2017.

(1) Operating earnings, a non-GAAP financial measure, see Non-GAAP Financial Information below for reconciliation

Overview and Strategy:

Busey is honored to be recognized as one of the Best Places to Work in Illinois and Florida for 2017 by Best Companies Group — a true testament to the unique culture of our organization.  These award programs identify and honor the best places of employment in their respective states, based almost entirely on independent feedback from our associates. We are excited to receive the Florida recognition for the first time and Illinois recognition again for the second year.  Nationally, the Company has been identified for the second consecutive year among the Best Banks to Work For by American Banker magazine.  The Company takes great pride in being associated with this select group of premier banks nationwide.

Commercial loans and non-interest bearing deposits continue as drivers of balance sheet growth, while net income in the banking, remittance processing and wealth management segments expanded on a comparative basis to prior year.  Credit metrics were also positive, with net recoveries recorded to the allowance for loan losses that drove lower provision expense, and gains in other real estate owned (“OREO”) — all indicators of ongoing balance sheet strength.

Commercial loans at June 30, 2017 increased to $2.828 billion from $2.799 billion in the first quarter of 2017, with well-balanced activity across various portfolios.  We are excited to welcome our new commercial partners at First Community, who produced robust loan growth of $121.1 million in the first six months of 2017, up approximately 12% from December 31, 2016, creating positive momentum ahead of the acquisition.

Non-interest bearing deposit growth for the second quarter of 2017 was also concentrated in commercial accounts.  Average total non-interest bearing deposits of $1.092 billion for the three months ended June 30, 2017 increased from $1.067 billion for three months ended March 31, 2017 and $942.6 million for the three months ended June 30, 2016.  Average non-interest bearing deposits represented 25.1% of total average deposits for the second quarter of 2017.

While mortgage revenues slowed significantly in 2017 and average balances of loans held for sale trended below prior year, active cost reduction efforts have been underway, including effective employee management.  Company-wide, full-time equivalent employees totaled 1,238 at June 30, 2017, down from 1,251 at March 31, 2017, and from 1,326 at June 30, 2016.

On May 25, 2017, the Company completed a successful offering of $40.0 million of 3.75% senior notes due May 25, 2022 and $60.0 million of 4.75% fixed-to-floating rate subordinated notes due May 25, 2027.  The Company used the net proceeds from the offering to finance a portion of the consideration for its acquisition of First Community and to redeem a portion of its subordinated debentures in July 2017, and intends to use a portion to finance the pending acquisition of Mid Illinois, with the remaining proceeds to be used for general corporate purposes.  Notably, the pricing was relatively favorable to other long-term debt issuances by community banks with similar credit profiles.

Return on average assets during the second quarter of 2017 grew to 1.23% from 1.16% in the first quarter of 2017 and 0.99% in the second quarter of 2016, while the return on average tangible common equity increased to 13.62% for the second quarter of 2017 from 12.96% in the first quarter of 2017 and 11.86% for the second quarter of 2016.(2)

Our priorities continue to focus around balance sheet strength, profitability and growth, in that order.  With our strong capital position, an attractive core funding base, a sound credit foundation, and an active growth plan, we feel confident that we are well positioned as we move into the second half of 2017. New partnerships with talented bankers in St. Louis, Peoria and the Chicagoland area bring an expanding pool of business opportunities to generate value and diversity across new markets.

As we acknowledge our sustained success and continue growing forward, we are grateful for the opportunity to consistently earn the business of our customers, based on the contributions of our talented associates and the loyal support of our shareholders.

/s/ Van A. Dukeman
President & Chief Executive Officer
First Busey Corporation

(2)         Average tangible stockholders’ common equity, a non-GAAP financial measure, is defined as average common equity less average goodwill and intangibles

SELECTED  FINANCIAL HIGHLIGHTS(1)

(dollars in thousands, except per share data)

	As of and for the Three Months Ended				As of and for the Six Months Ended
	June 30,	March 31,	December 31,	June 30,	June 30,	June 30,
	2017	2017	2016	2016	2017	2016
EARNINGS & PER SHARE DATA
Net income	$16,479	$15,170	$11,455	$12,383	$31,649	$22,817
Revenue(2)	62,432	61,170	63,634	56,377	123,602	100,098
Diluted earnings per share	0.43	0.39	0.30	0.35	0.82	0.71
Cash dividends paid per share	0.18	0.18	0.17	0.17	0.36	0.34

Net income by operating segment
Banking	$15,855	$14,749	$10,974	$12,422	$30,604	$22,125
Remittance Processing	508	554	364	451	1,062	908
Wealth Management	1,675	1,848	1,486	1,296	3,523	2,618

AVERAGE BALANCES
Cash and cash equivalents	$258,521	$171,684	$245,993	$388,087	$215,342	$344,378
Investment securities	811,264	810,248	807,219	850,791	810,759	855,569
Loans held for sale	104,420	138,861	258,576	134,028	121,546	70,068
Portfolio loans	3,892,327	3,861,937	3,810,283	3,377,087	3,877,215	2,980,405
Interest-earning assets	4,990,573	4,903,639	5,046,765	4,678,632	4,947,346	4,185,030
Total assets	5,361,074	5,289,980	5,455,512	5,021,325	5,325,723	4,464,082

Non-interest bearing deposits	1,091,696	1,066,978	1,060,258	942,553	1,079,405	855,412
Interest-bearing deposits	3,258,334	3,250,777	3,290,710	3,069,158	3,254,576	2,751,998
Total deposits	4,350,030	4,317,755	4,350,968	4,011,711	4,333,981	3,607,410
Securities sold under agreements to repurchase	176,721	165,785	194,960	178,826	171,283	171,077
Interest-bearing liabilities	3,628,312	3,587,710	3,752,570	3,527,059	3,608,122	3,130,305
Total liabilities	4,756,186	4,694,571	4,862,532	4,508,452	4,725,547	4,019,291
Stockholders’ common equity	604,888	595,410	592,980	512,873	600,176	444,791
Tangible stockholders’ common equity(3)	485,244	474,549	471,188	419,954	479,927	382,001

PERFORMANCE RATIOS
Return on average assets(4)	1.23%	1.16%	0.84%	0.99%	1.20%	1.03%
Return on average common equity(4)	10.93%	10.33%	7.69%	9.71%	10.63%	10.32%
Return on average tangible common equity(3),(4)	13.62%	12.96%	9.67%	11.86%	13.30%	12.01%
Net interest margin(4),(5)	3.47%	3.53%	3.63%	3.32%	3.50%	3.23%
Efficiency ratio(6)	56.31%	58.84%	66.32%	61.72%	57.56%	61.33%
Non-interest revenue as a % of total revenues(2)	32.14%	31.32%	29.86%	32.68%	31.73%	34.17%

(1)Results are unaudited

(2)Revenues consist of net interest income plus non-interest income, net of security gains and losses

(3)Average tangible stockholders’ common equity, a non-GAAP financial measure, is defined as average common equity less average goodwill and intangibles

(4)Annualized and calculated on net income

(5)On a tax-equivalent basis, assuming a federal income tax rate of 35%

(6) Net of security gains and losses and intangible charges, a non-GAAP financial measure

Condensed Consolidated Balance Sheets(1)

(dollars in thousands, except per share data)

	As of
	June 30,	March 31,	December 31,	June 30,
	2017	2017	2016	2016
Assets
Cash and cash equivalents	$249,100	$439,511	$166,706	$267,072
Investment securities	854,983	743,876	807,631	852,380

Loans held for sale	168,415	96,444	256,319	278,125

Commercial loans	2,828,261	2,799,193	2,796,130	2,685,933
Retail real estate and retail other loans	1,092,203	1,073,759	1,082,770	1,095,033
Portfolio loans	3,920,464	3,872,952	3,878,900	3,780,966

Allowance for loan losses	(49,201)	(48,442)	(47,795)	(45,358)
Premises and equipment	79,498	77,967	77,861	81,009
Goodwill and other intangibles	118,887	120,069	121,276	123,206
Other assets	144,221	136,558	164,272	172,799
Total assets	$5,531,367	$5,438,935	$5,425,170	$5,510,199

Liabilities & Stockholders’ Equity
Non-interest bearing deposits	$1,105,041	$1,206,324	$1,134,133	$1,045,180
Interest-bearing checking, savings, and money market deposits	2,567,525	2,516,741	2,453,965	2,450,316
Time deposits	721,646	762,478	786,200	889,013
Total deposits	$4,394,212	$4,485,543	$4,374,298	$4,384,509

Securities sold under agreements to repurchase	178,597	163,081	189,157	173,726
Short-term borrowings	50,000	—	75,000	166,200
Long-term debt	178,373	80,000	80,000	80,000
Junior subordinated debt owed to unconsolidated trusts	70,938	70,903	70,868	70,801
Other liabilities	46,132	37,061	41,533	46,846
Total liabilities	$4,918,252	$4,836,588	$4,830,856	$4,922,082
Total stockholders’ equity	$613,115	$602,347	$594,314	$588,117
Total liabilities & stockholders’ equity	$5,531,367	$5,438,935	$5,425,170	$5,510,199

Share Data
Book value per common share	$16.03	$15.75	$15.54	$15.41
Tangible book value per common share(2)	$12.92	$12.61	$12.37	$12.18
Ending number of common shares outstanding	38,248	38,243	38,236	38,162

(1) Results are unaudited except for amounts reported as of December 31, 2016

(2) Total common equity less goodwill and intangibles divided by shares outstanding as of period end, a non-GAAP financial measure

Condensed Consolidated Statements of Operations(1)

(dollars in thousands, except per share data)

	For the		For the
	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016

Interest and fees on loans held for sale and portfolio loans	$41,236	$36,187	$81,833	$61,331
Interest on investment securities	4,773	4,351	9,103	8,731
Total interest income	$46,009	$40,538	$90,936	$70,062

Interest on deposits	2,163	1,792	4,207	2,899
Interest on short-term borrowings	231	275	401	370
Interest on long-term debt	628	57	741	100
Junior subordinated debt owed to unconsolidated trusts	621	462	1,208	799
Total interest expense	$3,643	$2,586	$6,557	$4,168

Net interest income	$42,366	$37,952	$84,379	$65,894
Provision for loan losses	500	1,100	1,000	2,100
Net interest income after provision for loan losses	$41,866	$36,852	$83,379	$63,794

Trust fees	5,827	5,045	12,017	10,592
Commissions and brokers’ fees, net	751	687	1,473	1,355
Fees for customer services	6,095	5,873	12,081	10,579
Remittance processing	2,859	2,830	5,704	5,755
Mortgage revenue	2,770	3,369	4,904	4,249
Net security (losses) gains, net	(4)	152	853	1,219
Other	1,764	621	3,044	1,674
Total non-interest income	$20,062	$18,577	$40,076	$35,423

Salaries, wages and employee benefits	20,061	18,493	41,951	33,859
Net occupancy expense of premises	3,126	2,732	6,311	4,899
Furniture and equipment expense	1,719	1,644	3,338	2,728
Data processing	3,939	5,015	7,537	8,247
Amortization of intangible assets	1,182	1,109	2,389	1,875
Regulatory expense	433	884	1,025	1,472
Other	6,308	6,471	11,836	10,956
Total non-interest expense	$36,768	$36,348	$74,387	$64,036

Income before income taxes	$25,160	$19,081	$49,068	$35,181
Income taxes	8,681	6,698	17,419	12,364
Net income	$16,479	$12,383	$31,649	$22,817

Per Share Data
Basic earnings per common share	$0.43	$0.35	$0.83	$0.72
Diluted earnings per common share	$0.43	$0.35	$0.82	$0.71
Diluted average common shares outstanding	38,752	35,292	38,746	32,102

(1) Results are unaudited

Balance Sheet Growth:  Led by commercial loan growth, average portfolio loans increased to $3.892 billion in the second quarter of 2017 compared to $3.862 billion in the first quarter of 2017.  Ending balances of portfolio loans increased to $3.920 billion in the second quarter of 2017 compared to $3.873 billion in the first quarter of 2017 and $3.781 billion in the second quarter of 2016.

The balance of loans held for sale increased to $168.4 million on June 30, 2017 compared to $96.4 million on March 31, 2017, but decreased from the $278.1 million on June 30, 2016.  The increased balance of loans held for sale adds positive momentum going into the second half of 2017 by generating net interest income until loans are delivered to investors, at which point mortgage revenue will be recognized.

Total deposits of $4.394 billion at June 30, 2017 decreased from $4.486 billion at March 31, 2017, but increased from $4.385 billion at June 30, 2016.  The Company remains strongly core deposit funded with solid liquidity and significant market share in core Illinois markets.

In the first quarter of 2017, the Company sold 100% risk weighted investments and reinvested in 20% risk weighted investments at higher yields to produce higher future returns. Net security losses were insignificant for the second quarter of 2017, a decrease from $0.9 million in net security gains for the first quarter of 2017 and $0.2 million in the second quarter of 2016.

Net interest income of $42.4 million in the second quarter of 2017 increased from $42.0 million in the first quarter of 2017 and $38.0 million in the second quarter of 2016.  Net interest income for the first six months of 2017 was $84.4 million compared to $65.9 million of the same period of 2016.  Purchase accounting accretion and amortization included in interest income and interest expense, was $1.6 million for the second quarter of 2017 and $1.9 million for the first quarter of 2017 and the second quarter of 2016.

The net interest margin decreased to 3.47% for the second quarter of 2017, compared to 3.53% for the first quarter of 2017, but increased from 3.32% for the second quarter of 2016.  Net of purchase accounting, the net interest margin for the second quarter was 3.34%, a modest decrease from 3.38% for the first quarter of 2017 and an increase from 3.15% for the second quarter of 2016.  The net interest margin for the first six months of 2017 increased to 3.50% compared to 3.23% for the same period of 2016.  Net of purchase accounting, the net interest margin for the first six months was 3.36%, an increase from 3.15% for the same period for 2016.  Average interest-earning assets for the three months ended June 30, 2017 increased to $4.991 billion compared to $4.904 billion for the three months ended March 31, 2017 and $4.679 billion for the three months ended June 30, 2016.  Average interest-earning assets for the six months ended June 30, 2017 increased to $4.947 billion compared to $4.185 billion in the same period of 2016, an increase of 18.2%.

Capital Strength:  The Company’s strong capital levels, coupled with its earnings, have allowed it to provide a steady return to its stockholders through dividends.  The Company will pay a cash dividend on July 28, 2017 of $0.18 per common share to stockholders of record as of July 21, 2017.  The Company has consistently paid dividends to its common stockholders since the bank holding company was originally organized in 1980.

At the end of the second quarter of 2017, Busey Bank continued to exceed the capital adequacy requirements necessary to be considered “well-capitalized” under applicable regulatory guidelines.  The Company’s tangible stockholders’ common equity(3) (“TCE”) increased to $500.7 million at June 30, 2017 compared to $489.2 million at March 31, 2017 and $473.3 million at June 30, 2016. TCE represented 9.24% of tangible assets at June 30, 2017 compared to 9.19% at March 31, 2017 and 8.77% at June 30, 2016.(4)

(3)Tangible stockholders’ common equity, a non-GAAP financial measure, is defined as common equity less tax-effected goodwill and intangibles

(4)Tangible assets, a non-GAAP financial measure, is defined as total assets less tax-effected goodwill and intangibles

Asset Quality:  While much internal focus has been directed toward growth and managing the integration of its recent acquisitions, the Company’s commitment to credit quality remains strong.  As of June 30, 2017, the Company reported a decrease in non-performing loans to $20.1 million compared to $20.9 million as of March 31, 2017 and $22.8 million as of June 30, 2016.  Non-performing loans were 0.51% of total portfolio loans as of June 30, 2017 compared to 0.54% as of March 31, 2017 and 0.60% as of June 30, 2016.

The Company recorded net recoveries of $0.3 million for the second quarter of 2017, compared to net recoveries of $0.1 million for the first quarter of 2017 and net charge-offs of $0.9 million for the second quarter of 2016.  The Company recorded net recoveries of $0.4 million for the first six months of 2017, a decrease from the net charge-offs of $4.2 million for the same period of 2016.  Allowance for loan losses as a percentage of portfolio loans was 1.25% at June 30, 2017 and March 31, 2017, an increase from 1.20% at June 30, 2016. As a result of acquisitions, the Company is holding acquired loans that are carried net of a fair value adjustment for credit and interest rate marks and are only included in the allowance calculation to the extent that the reserve requirement exceeds the fair value adjustment.  The Company recorded provision for loan losses of $0.5 million in the second and first quarter of 2017 and $1.1 million in the second quarter of 2016. The Company recorded provision for loan losses of $1.0 million for the first six months of 2017, a decrease from $2.1 million for the same period of 2016.

With a continued commitment to asset quality and the strength of our balance sheet, near-term loan losses are expected to remain generally low.  While these results are encouraging, asset quality metrics can be generally influenced by market specific economic conditions, and specific measures may fluctuate from period to period.

Asset Quality(1)

(dollars in thousands)

	As of and for the Three Months Ended
	June 30,	March 31,	December 31,	June 30,
	2017	2017	2016	2016

Portfolio loans	$3,920,464	$3,872,952	$3,878,900	$3,780,966
Non-performing loans
Non-accrual loans	18,935	20,544	21,423	22,443
Loans 90+ days past due	1,123	311	131	334
Non-performing loans, segregated by geography
Illinois/ Indiana	16,655	16,778	18,104	10,860
Missouri	2,614	3,154	2,730	10,944
Florida	789	923	720	973
Loans 30-89 days past due	6,953	9,804	4,090	9,754
Other non-performing assets	480	739	2,518	3,267
Non-performing assets to portfolio loans and non-performing assets	0.52%	0.56%	0.62%	0.68%
Allowance as a percentage of non-performing loans	245.29%	232.28%	221.75%	199.14%
Allowance for loan losses to portfolio loans	1.25%	1.25%	1.23%	1.20%
Net (recoveries) charge-offs	$(259)	$(147)	$1,552	$913
Provision for loan losses	500	500	1,500	1,100

(1) Results are unaudited

Fee-based Businesses:  Revenues from trust fees, commissions and brokers’ fees, and remittance processing activities represented 47.0% of the Company’s non-interest income for the quarter ended June 30, 2017, providing a balance to revenue from traditional banking activities.  As Pulaski and First Community had no legacy fee income in these businesses, the addition of these service offerings in these markets is expected to provide attractive growth opportunities in future periods.

Trust fees and commissions and brokers’ fees of $6.6 million for the second quarter of 2017 decreased seasonally from $6.9 million for the first quarter of 2017 and increased from $5.7 million for the second quarter of 2016. Trust fees and commissions and brokers’ fees grew to $13.5 million for the first six months of 2017 compared to $11.9 million for the same period of 2016.  Net income from the wealth management segment decreased to $1.7 million for the second quarter of 2017 compared to $1.8 million for the first quarter of 2017, but increased from $1.3 million for the second quarter of 2016.  Net income from the wealth management segment increased to $3.5 million for the first six months of 2017 compared to $2.6 million for the same period of 2016, a notable 34.6% increase.

Remittance processing revenue increased slightly to $2.9 million for the second quarter of 2017 compared to $2.8 million for both the first quarter of 2017 and second quarter of 2016.  For the first six months of 2017, remittance processing revenue remained relatively stable at $5.7 million compared to $5.8 million for the same period of 2016.  Net income from the remittance processing segment was $0.5 million for the second quarter of 2017, a modest decrease from $0.6 million in the first quarter of 2017, but comparable to the $0.5 million in second quarter of 2016.  Net income from the remittance processing segment was $1.1 million for the six months ended June 30, 2017 compared to $0.9 million for the six months ended June 30, 2016.

The Company has historically held a leading position in its primary residential loan markets in Central Illinois, while the operations acquired from Pulaski have been ranked among the top residential mortgage loan producers in the St. Louis and Kansas City markets.  Influenced during the first half of 2017 by an increase in mortgage rates and associated costs, as well as declines in purchase inventory, mortgage revenue decreased to $2.8 million in the second quarter of 2017 from $3.4 million in the second quarter of 2016, but increased from $2.1 million for the first quarter of 2017.

Operating Efficiency:  An active business outreach across the Company’s footprint continues to support ongoing business expansion and effectively underlies the combination of the operations acquired from Pulaski with that of First Busey.  The efficiency ratio, inclusive of acquisition and restructuring costs, of 56.3% for the second quarter of 2017 improved from 61.7% for the same period of 2016.  The Company remains consistently focused on expense discipline.

Specific areas of operating performance are detailed as follows:

•      Salaries, wages and employee benefits decreased to $20.1 million in the second quarter of 2017 compared to $21.9 million in the first quarter of 2017, but increased from $18.5 million in the second quarter of 2016.  In the first six months of 2017, salaries, wages and employee benefits increased to $42.0 million compared to $33.9 million for the same period 2016, as a result of the Pulaski acquisition during the second quarter of 2016.

•      Data processing expense in the second quarter of 2017 increased to $3.9 million compared to $3.6 million in the first quarter of 2017, but decreased from $5.0 million in the second quarter of 2016.  In the first six months of 2017, data processing expense decreased to $7.5 million compared to $8.2 million for the same period of 2016.

•      Other operating expenses increased to $6.3 million in the second quarter of 2017, compared to $5.5 million in the first quarter of 2017 and decreased from $6.5 million in the second quarter of 2016.  Gain on sale of OREO, net of costs, decreased for the second quarter of 2017 to $0.2 million compared to $1.3 million in the first quarter of 2017 and increased from an insignificant amount in the second quarter of 2016, positively impacting other operating expenses.

Corporate Profile

As of June 30, 2017, First Busey Corporation (Nasdaq: BUSE) was a $5.5 billion financial holding company headquartered in Champaign, Illinois. Busey Bank, a wholly-owned bank subsidiary, is headquartered in Champaign, Illinois and has twenty-eight banking centers serving Illinois, thirteen banking centers in the St. Louis, Missouri metropolitan area, five banking centers serving southwest Florida and a banking center in Indianapolis, Indiana.  Busey Bank also offers mortgage loan products through loan production offices in the St. Louis, Kansas City, Chicago, Omaha-Council Bluffs metropolitan areas and across the Midwest.   Trevett Capital Partners, a wealth management division of Busey Bank, provides asset management, investment and fiduciary services to high net worth clients in southwest Florida.  The wealth management professionals of Trevett Capital Partners can be reached through trevettcapitalpartners.com.

Busey Bank had total assets of $5.5 billion as of June 30, 2017.

In addition, Busey Bank owns a retail payment processing subsidiary, FirsTech, Inc., which processes approximately 28 million transactions per year using online bill payment, lockbox processing and walk-in payments at its 3,000 agent locations in 36 states.  More information about FirsTech, Inc. can be found at firstechpayments.com.

Busey Wealth Management is a wholly-owned subsidiary of First Busey Corporation.  Through Busey Trust Company, Busey Wealth Management provides asset management, investment and fiduciary services to individuals, businesses and foundations.  As of June 30, 2017, Busey Wealth Management’s assets under care were approximately $5.6 billion.

For more information about us, visit www.busey.com.

Contacts:

Robin N. Elliott, Chief Operating Officer & Chief Financial Officer, 217-365-4120

Susan K. Miller, Chief Accounting Officer & Deputy Chief Financial Officer, 217-365-4578

Non-GAAP Financial Information

This press release contains certain financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”). These measures include acquisition and other notable pre-tax items, operating earnings, tangible common equity, tangible common equity to tangible assets and efficiency ratios. Management uses these non-GAAP measures, together with the related GAAP measures, in analysis of the Company’s performance and in making business decisions. Management also uses these measures for peer comparisons.

Management believes that notable pre-tax items and operating earnings are useful in assessing our core operating performance and in understanding the primary drivers of our non-interest income and non-interest expense when comparing periods.  Management believes that operating earnings adjusted for acquisition related expenses are a useful measure because it excludes expenses that can significantly fluctuate from acquisition to acquisition. In addition, management believes that excluding these expenses provides investors and analysts a measure to better understand the Company’s primary operations when comparing the periods presented in the earnings release.

Operating earnings reconciliation (dollars in thousands):

	Three Months Ended	Six Months Ended
	June 30, 2017	June 30, 2017

Net income	$16,479	$31,649
Mid-Illinois pending acquisition	113	244
First Community acquisition	234	836
Pulaski acquisition	—	23
Restructuring costs	—	215
Related tax	(139)	(486)
Operating earnings	$16,687	$32,481

Management believes that tangible common equity, tangible common equity to tangible assets and efficiency ratios are standard financial measures used in the banking industry to evaluate performance.

The non-GAAP disclosures contained herein should not be viewed as substitutes for the results determined to be in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

Special Note Concerning Forward-Looking Statements

Statements made in this report, other than those concerning historical financial information, may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of First Busey.  Forward-looking statements, which may be based upon beliefs, expectations and assumptions of First Busey’s management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions.  Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and we undertake no obligation to update any statement in light of new information or future events.  A number of factors, many of which are beyond our ability to control or predict, could cause actual results to differ materially from those in our forward-looking statements.  These factors include, among others, the following: (i) the strength of the local, national and international economy; (ii) the economic impact of any future terrorist threats or attacks; (iii) changes in state and federal laws, regulations and governmental policies concerning First Busey’s general business; (iv) changes in interest rates and prepayment rates of First Busey’s assets; (v) increased competition in the financial services sector and the inability to attract new customers; (vi) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (vii) the loss of key executives or employees; (viii) changes in consumer spending; (ix) unexpected results of current and/or future acquisitions, which may include termination of the merger agreements, failure to realize the anticipated benefits of the acquisition and the possibility that the transaction costs may be greater than anticipated; (x) unexpected outcomes of existing or new litigation involving First Busey;  (xi) changes in accounting policies and practices; and (xii) the economic impact of exceptional weather occurrences such as tornadoes, hurricanes, floods, and blizzards.  These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.  Additional information concerning First Busey and its business, including additional factors that could materially affect its financial results, is included in First Busey’s filings with the Securities and Exchange Commission.